Exhibit (12)(b)

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December 20, 2024

Tortoise Pipeline & Energy Fund, Inc.
6363 College Boulevard, Suite 100A

Overland Park, Kansas 66211

Tortoise Energy Independence Fund, Inc.
6363 College Boulevard, Suite 100A

Overland Park, Kansas 66211

Tortoise Power and Energy Infrastructure Fund
6363 College Boulevard, Suite 100A

Overland Park, Kansas 66211

Re:	Reorganization of Tortoise Pipeline & Energy Fund, Inc. and Tortoise Energy Independence Fund, Inc. into Tortoise Power and Energy Infrastructure Fund

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of certain transactions undertaken pursuant to the Agreement and Plan of Merger, dated as of November 5, 2024 (the “Plan”), by and among Tortoise Capital Series Trust, a Maryland statutory trust (the “Acquiring Trust”), on behalf of its series Tortoise Power and Energy Infrastructure Fund (the “Acquiring Fund”); TPZ Merger Sub, LLC (the “Merger Sub”), a Maryland limited liability company and a direct, wholly-owned subsidiary of the Acquiring Fund; and each of Tortoise Power and Energy Infrastructure Fund, Inc. ("TPZ”), Tortoise Pipeline & Energy Fund, Inc. ("TTP") and Tortoise Energy Independence Fund, Inc. ("NDP" and together with TTP, each a "Target Fund" and collectively, the "Target Funds"), each a Maryland corporation. The Target Funds and the Acquiring Fund are each referred to herein as a “Fund” and collectively, as the “Funds.”

The Plan contemplates that (i) each Target Fund will merge pursuant to applicable state law with and into Merger Sub with Merger Sub surviving (the “Mergers”) and all the common shares of the Target Funds will convert into outstanding shares of beneficial interest, par value $0.001 per share, of the Acquiring Fund (“New Shares”), and (ii) as soon as practicable thereafter the Merger Sub will completely liquidate into the Acquiring Fund (the “Liquidation”) by distributing all its assets to the Acquiring Fund and the Acquiring Fund will assume all the liabilities of Merger Sub in complete liquidation and dissolution of Merger Sub (collectively, the “Reorganization”). The New Shares will consist solely of newly issued voting shares of beneficial interest, par value $0.001 per share, of the Acquiring Fund.

In rendering this opinion, we have examined the Plan and have reviewed and relied upon representations made to us by duly authorized officers of the Target Funds, the Acquiring Trust, on behalf of itself and the Acquiring Fund, and the Merger Sub, in letters dated December 20, 2024 (collectively, the “Representation Letters”). We have also examined such other agreements, documents, corporate records and other materials as we have deemed necessary in order for us to render the opinions referred to in this letter. In such review and examination, we have assumed the genuineness of all signatures, the legal capacity and authority of the parties who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

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Tortoise Pipeline & Energy Fund, Inc.

Tortoise Energy Independence Fund, Inc.
Tortoise Power and Energy Infrastructure Fund

December 20, 2024

Our opinion is based, in part, on the assumptions that (i) the Reorganization described herein will occur in accordance with the terms of the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved) and the facts and representations set forth or referred to in this letter, and that such facts and representations, as well as the facts and representations set forth in the Plan, are true, correct and complete as of the date hereof and will be true, correct and complete as of the date and time of the closing of the Mergers of the Target Funds (as determined under the Plan) (the “Effective Time”) through the date and time of the Liquidation, (ii) any representation set forth in the Representation Letters qualified by knowledge, intention, belief, disclaimer of responsibility or any similar qualification is, and will be as of the Effective Time through the date and time of the Liquidation, true, correct and complete without such qualification, and (iii) the Acquiring Fund will be treated as a corporation for federal income tax purposes effective as of the Effective Time. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion, with respect to each Merger, that for U.S. federal income tax purposes:

1.      The merger of the Target Fund with and into the Merger Sub pursuant to applicable state laws will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Acquiring Fund and the Target Fund will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to such merger.

2.       No gain or loss will be recognized by the Acquiring Fund or the Merger Sub upon the merger of the Target Fund with and into the Merger Sub pursuant to applicable state laws or upon the Liquidation. (Section 1032(a) of the Code; Treas. Reg. Section 301.7701-2(a)).

3.       No gain or loss will be recognized by the Target Fund upon the merger of the Target Fund with and into the Merger Sub pursuant to applicable state laws. (Sections 361(a) and (c) and 357(a) of the Code).

4.       No gain or loss will be recognized by the Target Fund’s shareholders upon the conversion, pursuant to the Plan, of all their shares of the Target Fund solely into New Shares in the merger of the Target Fund with and into the Merger Sub pursuant to applicable state laws, except to the extent the holders of Target Fund shares receive cash in lieu of a fractional New Share. (Section 354(a) of the Code).

5.       The aggregate basis of the New Shares received by each Target Fund shareholder pursuant to the merger (including any fractional New Share to which such shareholder would be entitled) will be the same as the aggregate basis of the Target Fund shares that were converted into such New Shares. (Section 358(a)(1) of the Code).

Tortoise Pipeline & Energy Fund, Inc.

Tortoise Energy Independence Fund, Inc.
Tortoise Power and Energy Infrastructure Fund

December 20, 2024

6.      The holding period of the New Shares received by each Target Fund shareholder in the merger (including any fractional New Share to which such shareholder would be entitled) will include the period during which the shares of the Target Fund that were converted into such New Shares were held by such shareholder, provided such Target Fund shares were held by such shareholder as capital assets at the Effective Time. (Section 1223(1) of the Code).

7.       The basis of the assets of the Target Fund received by the Merger Sub in the merger will be the same as the basis of such assets in the hands of the Target Fund immediately before the Effective Time. (Section 362(b) of the Code).

8.       The holding period of the assets of the Target Fund received by the Merger Sub in the merger will include the period during which such assets were held by the Target Fund (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an asset). (Section 1223(2) of the Code).

9.       The payment of cash to the holders of Target Fund shares in lieu of fractional New Shares will be treated as though such fractional shares were distributed as part of the merger and then redeemed by the Acquiring Fund with the result that the holder of Target Fund shares will generally have a capital gain or loss to the extent the cash distribution differs from such holder's basis allocable to the fractional New Shares.

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization (i) on the Target Funds, the Acquiring Fund, Merger Sub or any Target Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code) as to which any gain or loss is required to be recognized under U.S. federal income tax principles (a) at the end of a taxable year or upon the termination thereof, or (b) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code, (ii) under the alternative minimum tax imposed under section 55 of the Code on any direct or indirect shareholder of any Target Fund that is a corporation, and (iii) any other U.S. federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.

Facts

Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

Each Target Fund has been registered and operated, since it commenced operations, as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). TTP’s common shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol TTP, and NDP’s common shares are listed and traded on the NYSE under the symbol NDP. Each of TTP and NDP has no shares outstanding other than common shares. Each Target Fund is treated as a corporation for U.S. federal income tax purposes, has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which its respective Merger occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which its respective Merger occurs. All the outstanding shares of each Target Fund are treated as equity for federal income tax purposes.

Tortoise Pipeline & Energy Fund, Inc.

Tortoise Energy Independence Fund, Inc.
Tortoise Power and Energy Infrastructure Fund

December 20, 2024

The Acquiring Trust has been registered and operated, since it commenced operations, as an open-end management investment company under the 1940 Act. The Acquiring Fund is a newly created separate series of the Acquiring Trust that is treated for U.S. federal income tax purposes as a separate corporation pursuant to section 851(g) of the Code. The Acquiring Fund was newly formed for the purpose of engaging in the Reorganization. Prior to the merger of TPZ into the Merger Sub pursuant to the Plan, the Acquiring Fund will not conduct any business, except as required to consummate the Reorganization. The only outstanding shares of the Acquiring Fund prior to the merger of TPZ into the Merger Sub pursuant to the Plan will consist of a single share issued to the sole shareholder of the Acquiring Fund to permit the sole shareholder to approve certain items related to the organization of the Acquiring Fund (the “Initial Share”). Such Initial Share will be redeemed and cancelled prior the Effective Time. Prior to the merger of TPZ into the Merger Sub pursuant to the Plan, the Acquiring Fund will not have, and will not have had, any assets other than the consideration received for the Initial Share, which will be paid to the sole shareholder in redemption of the Initial Share prior to the Effective Time. The Acquiring Fund will be taxed (including without limitation through the filing of such elections as are necessary to be so treated) as a regulated investment company under section 851 of the Code and will qualify for the tax treatment afforded regulated investment companies under the Code for each of its (and TPZ’s) taxable years, including, without limitation, the taxable year that includes the Closing Date (as defined in the Plan). All New Shares issued in the Reorganization will be treated as equity for federal income tax purposes.

Merger Sub is a newly formed Maryland limited liability company and a direct, wholly-owned subsidiary of the Acquiring Fund that is and has been since the date of its organization disregarded as an entity separate from its owner within the meaning of section 301.7701-3 of the Treasury Regulations. Merger Sub has not elected, and will not elect, to be classified, with effect as of or prior to the Liquidation, as an association taxable as a corporation pursuant to section 301.7701-3 of the Treasury Regulations.

Upon satisfaction of certain terms and conditions set forth in the Plan at the Effective Time, each Target Fund will merge pursuant to applicable state law with and into Merger Sub with Merger Sub surviving and the common shares of each Target Fund will convert into the New Shares. Pursuant to applicable state law and without any further action or deed being required, as of the Effective Time, all the rights, privileges, powers, assets, property and liabilities of each Target Fund and Merger Sub will become the rights, privileges, powers, assets, property and liabilities of the Merger Sub and the separate legal existence of each Target Fund shall cease for all purposes. In each Merger, the aggregate net asset value as of the Valuation Time (as defined in the Plan) of the New Shares to be received by each Target Fund common shareholder (including for this purpose any fractional New Share to which such shareholder would be entitled), in each instance, will be equal to one multiplied by a fraction the numerator of which is the net asset value per share of the Target Fund common stock and the denominator of which is the net asset value per share of the shares of beneficial interest of the Acquiring Fund. Immediately after the Merger, the Merger Sub will own all the assets that had been held by each Target Fund immediately prior to the Effective Time, and such assets shall be subject to all the liabilities of each Target Fund as existed immediately prior to the Effective Time. No fractional New Share will be issued to Target Fund shareholders in connection with any Merger. In lieu thereof, the Acquiring Fund’s transfer agent, on behalf of the shareholders entitled to receive fractional New Shares, will aggregate all fractional New Shares and sell the resulting whole shares on the NYSE for the account of all shareholders of fractional interests, and each such shareholder will be entitled to a pro rata share of the proceeds from such sale.

Tortoise Pipeline & Energy Fund, Inc.

Tortoise Energy Independence Fund, Inc.
Tortoise Power and Energy Infrastructure Fund

December 20, 2024

There will be no dissenters’ rights of appraisal with respect to the Reorganization under the applicable provisions of state law. Thus, no shareholder of any Target Fund will receive any cash or property in the Reorganization other than New Shares as a result of the conversion of his, her or its shares of the Target Fund and any cash in lieu of fractional New Shares.

As soon as practicable after the Effective Time, the Merger Sub will dissolve under applicable state law and the Acquiring Fund will assume all the Merger Sub’s liabilities and obligations, known and unknown, contingent or otherwise, whether or not determinable, and the Merger Sub will distribute to the Acquiring Fund, which will be the sole member of the Merger Sub at such time, all the assets of the Merger Sub in complete liquidation of its interest in the Merger Sub in accordance with a plan of dissolution adopted by the Merger Sub.

Following each Merger, the Acquiring Fund (directly or indirectly through Merger Sub) will continue the Target Fund’s historic business in that it will have an investment objective and investment strategies, policies, risks and restrictions similar to those of the Target Fund. In addition, the Acquiring Fund will use a significant portion of the Target Fund’s historic business assets in its business. Prior to the Effective Time, a portion of each Target Fund’s portfolio will be repositioned solely to eliminate leverage and due to differences in investment policies and strategies between it and the Acquiring Fund (the “Target Fund Repositioning”). At least thirty-four percent (34%) of the total fair market value of each Target Fund’s portfolio assets (i) will meet, as of the Effective Time, and (ii) met, at all times beginning two years prior to the date the Board of Directors of each Target Fund approved the Reorganization and at all times thereafter, the investment objective, strategies, policies, risks and restrictions of the Acquiring Fund. Neither Target Fund altered, or will alter, its portfolio in connection with the Reorganization to meet this thirty-four percent (34%) threshold. No Fund modified any of its investment objective, strategies, policies, risks or restrictions to permit a Target Fund to meet this thirty-four percent (34%) threshold or in connection with the Reorganization and the Acquiring Fund has no plan or intention to change any of its investment objective, strategies, policies, risks or restrictions after the Mergers.

In approving a Merger, the Board of Directors of each Target Fund participating in such Merger determined that the Plan and the transactions contemplated thereunder are in the best interests of such Target Fund and the Board of Directors of each Target Fund participating in such Merger determined that the interests of the shareholders of such Target Fund will not be diluted as a result of such Merger. In making such determinations, the Board of Directors of each Target Fund considered a number of factors as set forth under the heading “The Mergers-C. Information About the Mergers-Background and Board Considerations Relating to the Proposed Mergers” in the Joint Proxy Statement/Prospectus dated November 5, 2024 (the “Proxy Statement”) relating to the Registration Statement (as defined below).

Conclusion

Based on the foregoing, it is our opinion with respect to each Merger (subject to the conditions and limitations set forth above) that the merger pursuant to applicable state laws of the Target Fund with and into the Merger Sub with Merger Sub surviving, in accordance with the terms of the Plan, will qualify as a reorganization under section 368(a) of the Code.

Tortoise Pipeline & Energy Fund, Inc.

Tortoise Energy Independence Fund, Inc.
Tortoise Power and Energy Infrastructure Fund

December 20, 2024

The opinions set forth above (subject to the conditions and limitations set forth above) with respect to (i) the nonrecognition of gain or loss by each Target Fund, the Acquiring Fund and the Merger Sub, (ii) the basis and holding period of the assets received by the Merger Sub, (iii) the nonrecognition of gain or loss by each Target Fund’s shareholders upon the receipt of the New Shares, except with respect to cash received in lieu of a fractional New Share, and (iv) the basis and holding period of the New Shares received by each Target Fund’s shareholders follow as a matter of law from the opinion that the transfers under the Plan will qualify as reorganizations under section 368(a) of the Code.

The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Our opinion is limited to those U.S. federal income tax issues specifically considered herein. We do not express any opinion as to any other U.S. federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Plan. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, our opinion is not binding on the courts or the Service and no assurance can be given that such interpretations would be followed by the courts or the Service if they were to become the subject of judicial or administrative proceedings.

This opinion is furnished to each Fund solely for its benefit in connection with the Reorganization and is not to be relied upon, for any other purpose, in whole or in part, without our express prior written consent. Shareholders of the Funds may rely on this opinion, it being understood that we are not establishing any attorney-client relationship with any shareholder of any of the Funds. This letter is not to be relied upon for the benefit of any other person.

We hereby consent to the filing of a form of this opinion as an exhibit to the Registration Statement on Form N-14 (File No. 333-281752) relating to the Reorganization filed by the Acquiring Trust with the Securities and Exchange Commission (the “Registration Statement”), to the discussion of this opinion in the Proxy Statement relating to the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement and the Proxy Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Vedder Price P.C.
VEDDER PRICE P.C.